150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	20150475086-08
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 10/28/2015 8:03 AM
	Entity Number E0153512007-6

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Monster Arts Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The number of authorized shares of Preferred Stock is 80,000,000. From that amount, 5,300 shares, $.001 par value per share, are hereby designated as "Series B Preferred Stock."

The rights, preferences, privileges, and restrictions of the the Series B Preferred Stock are set forth in the Attachment to this Certificate of Designation.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X (signature)

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

MONSTER ARTS INC.

**DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES B PREFERRED STOCK**

1. **Designation, Amount and Par Value.** The series of preferred stock will be designated as the Company's Series B Preferred Stock (the "**Series B Preferred Stock**") and the number of shares so designated will be **5,300**, which will not be subject to increase without the consent of the holders of the Series B Preferred Stock (each a "**Holder**" and collectively, the "**Holders**") that may be required by applicable law. Each share of Series B Preferred Stock will have a par value of $.001 per share.

2. **Ranking.** The Series B Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends and pari passu in right of liquidation with the Company's common stock, par value $.001 per share ("**Common Stock**"); (b) junior to the Company's Series A Preferred Stock; (d) senior to any future designation of preferred stock by the Company; and (e) junior to all existing and future indebtedness of the Company.

3. **Voting.** Except as required by applicable law or as set forth herein, the Holders will have no right to vote on any matters, questions or proceedings of this Company including, without limitation, the election of directors.

4. **Dividends.** Commencing on the date of the issuance of any such shares of Series B Preferred Stock (each respectively an "**Issuance Date**"), Holders will be entitled to receive dividends on each outstanding share of Series B Preferred Stock ("**Dividends**"), which will accrue in shares of Series B Preferred Stock at a rate equal to 8.00% per annum from the Issuance Date. Accrued Dividends will be payable upon redemption or conversion of the Series B Preferred Stock in accordance with <u>Section 6</u> or <u>Section 7</u> below. If upon any payment date, the accrued Dividends do not equal a full Series B Preferred Stock share, such amount shall be rounded up to the next whole share amount. Any calculation of the amount of such Dividends payable pursuant to the provisions of this <u>Section 4</u> will be made based on a 365-day year and on the number of days actually elapsed during the applicable calendar year, compounded annually. So long as any shares of Series B Preferred Stock are outstanding, no dividends or other distributions will be paid, declared or set apart with respect to any Common Stock. The Common Stock will not be redeemed while the Series B Preferred Stock is outstanding.

5. **Liquidation.** Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Company, pari passu with any distribution or payment made to the holders of Common Stock by reason of their ownership thereof, the Holders will be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount with respect to each share of Series B Preferred Stock equal to $1,000.00 plus any accrued but unpaid Dividends thereon (collectively, the "**Series B Liquidation Value**"). If, upon any liquidation,

dissolution or winding up of the Company, whether voluntary or involuntary, the amounts payable with respect to the shares of Series B Preferred Stock are not paid in full, the Holders will share equally and ratably with the holders of shares of Common Stock in any distribution of assets of the Company in proportion to the liquidation preference and an amount equal to all accumulated and unpaid Dividends, if any, to which each such Holder is entitled. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company will be insufficient to make payment in full to all Holders, then such assets will be distributed among the Holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

6. **Redemption.**

a. Company's Redemption Option. At any time prior to a conversion pursuant to Section 7 below, the Company will have the right, at the Company's option, to redeem all or a portion of the shares of Series B Preferred Stock, at a price per share equal to 130% of the Series B Liquidation Value (the "**Redemption Price**").

b. Mandatory Redemption. If the Company determines to liquidate, dissolve or wind-up its business and affairs, or effect any Deemed Liquidation Event (as defined below), the Company will redeem the Series B Preferred Stock at the Redemption Price. The Company will not have the power to effect a Deemed Liquidation Event (as defined in Section 13 below) unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Company will be allocated among the holders of capital stock of the Company in accordance with this Section 6(b).

c. Mechanics of Redemption. If the Company elects to redeem any of the Holders' Series B Preferred Stock then outstanding, it will deliver written notice thereof via facsimile and overnight courier ("**Notice of Redemption**") to each Holder, which Notice of Redemption will indicate (a) the number of shares of Series B Preferred Stock that the Company is electing to redeem and (b) the Redemption Price.

d. Payment of Redemption Price. Upon receipt by any Holder of a Notice of Redemption, such Holder will promptly submit to the Company such Holder's Series B Preferred Stock certificates. Upon receipt of such Holder's Series B Preferred Stock certificates, the Company will pay the Redemption Price to such Holder in cash.

7. **Conversion.**

a. Mechanics of Conversion. Subject to the terms and conditions hereof, one or more of the Series B Preferred Stock may be converted into shares of Common Stock, at any time or times after (but not on or before) the earlier to occur of the (i) six-month anniversary of the issuance date of such Series B Preferred Stock or (ii) an effective registration statement covering the shares of Common Stock to be issued pursuant to the Conversion Notice (as detailed below), at the option of Holder, by written notice to the Company (the "**Conversion Notice**"), of the Holder's election to convert the Series B Preferred Stock. On the same Trading Day (as defined below) which the Company has received the Conversion Notice (as the case may be) by 11:59 a.m. Eastern time, or the following Trading Day if received after such time or on a non-Trading Day, the Company shall transmit by facsimile or electronic mail an

acknowledgment of confirmation of receipt of the Conversion Notice to the Holder and the Company's transfer agent (the "**Transfer Agent**") and shall authorize the credit by the Transfer Agent of such aggregate number of Conversion Shares (as defined below) to which the Holder is entitled pursuant to such Conversion Notice to Holder's or its designee's balance account with The Depository Trust Company (DTC) Fast Automated Securities Transfer (FAST) Program, through its Deposit/Withdrawal at Custodian (DWAC) system, time being of the essence. No fractional shares of Common Stock are to be issued upon conversion of Series B Preferred Stock, but rather the Company shall round up the amount to the nearest whole share. The Holder shall not be required to deliver the original certificates for the Series B Preferred Stock in order to effect a conversion hereunder. The Company shall pay any and all taxes and issuance expenses which may be payable with respect to the issuance and delivery of Conversion Shares to Holder.

b. Shares Issuable Upon Conversion. In the event of a conversion of any Series B Preferred Stock pursuant to a Conversion Notice, the Company shall issue to the Holder of such Series B Preferred Stock a number of shares of Common Stock (the "**Conversion Shares**") equal to the Series B Liquidation Value divided by the Conversion Price (as defined below).

c. Conversion Price. Conversion Price shall mean the lower of (i) $0.01 per share of Common Stock, or (ii) 70% of the lowest individual daily VWAP (as defined below) in the ten Trading Days prior to the date the Conversion Notice is delivered to the Company.

d. Stock Splits.

i. Preferred Stock. If the Company at any time subdivides the Series B Preferred Stock (by any stock split, stock dividend, recapitalization or otherwise) into a greater number of shares, the Series B Liquidation Value in effect immediately prior to such subdivision will be proportionately reduced in order to give the Holder the same economic effect as if no subdivision had taken place. If the Company at any time combines (by combination, reverse stock split or otherwise) any Series B Preferred Stock into a smaller number of shares, the Series B Liquidation Value in effect immediately prior to such subdivision will be proportionately increased in order to give the Holder the same economic effect as if no combination had taken place. Any adjustment under this Section 7(d)(i) shall become effective at the close of business on the date the subdivision or combination becomes effective. In addition, any adjustment that results in a number of shares that is not a whole number, such number shall be rounded up to the next whole number.

ii. Common Stock. If the Company at any time subdivides the Common Stock (by any stock split, stock dividend, recapitalization or otherwise) into a greater number of shares, the fixed portion of the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced in order to give the Holder the same economic effect as if no subdivision had taken place. If the Company at any time on or after such issuance date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the fixed portion of the Conversion Price in effect immediately prior to such subdivision will be proportionately increased in order to give the Holder the same economic effect as if no combination had taken place. Any adjustment under this Section 7(d)(ii) shall become effective at the close of business

on the date the subdivision or combination becomes effective.

e. Conversion Limitation. Notwithstanding any other provision, at no time may the Holder deliver a Conversion Notice if the number of Conversion Shares to be received pursuant to such Conversion Notice, aggregated with all other shares of Common Stock then beneficially (or deemed beneficially) owned by Holder, would result in Holder owning, on the date of delivery of the Conversion Notice, more than 4.99% of all Common Stock outstanding as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder. Holder may waive this limitation upon 61 days written notice to the Company.

f. Reservation of Common Stock. The Company shall reserve out of the authorized but unissued shares of its Common Stock, sufficient shares of its Common Stock to provide for the conversion of shares of Series B Preferred Stock issued by the Company. The Company shall take all action necessary so that all shares of Common Stock that may be issued upon conversion of shares of Series B Preferred Stock will upon issue be validly issued, fully paid and nonassessable, and free from all liens and charges in respect of the issuance or delivery thereof.

g. Costs. The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series B Preferred Stock; provided that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder in respect of which such shares are being issued.

8. **Transferability.** The Series B Preferred Stock may only be sold, transferred, assigned, pledged or otherwise disposed of (a **"Transfer"**) in accordance with state and federal securities laws. The Company will keep at its principal office, or at the offices of the Transfer Agent, a register of the Series B Preferred Stock. Upon the surrender of any certificate representing Series B Preferred Stock at such place, the Company, at the request of the record Holder of such certificate, will execute and deliver (at the Company's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the Holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

9. **Protective Provision.** So long as any shares of Series B Preferred Stock are outstanding, the Company will not, without the affirmative approval of the Holders of a majority of the shares of the Series B Preferred Stock then outstanding (voting as a class), (i) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate of Designations, (ii) authorize or create any class of stock ranking as to distribution of dividends senior to the Series B Preferred Stock, (iii) amend its Articles of Incorporation or other charter documents in breach of any of the provisions hereof, (iv) increase the authorized number of shares of Series B Preferred Stock, (v) liquidate, dissolve or wind-up the business and affairs of the Company, or effect any Deemed Liquidation Event, or (vi) enter into any agreement with respect to the foregoing.

10. **Notices.** Any and all notices to the Company will be addressed to the Company's President or Chief Executive Officer at the Company's principal place of business or the address on file with the Secretary of State of the State of Nevada. Any and all notices or other communications or deliveries to be provided by the Company to any Holder hereunder will be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder will be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number of the Company prior to 8:00 p.m. Eastern time, (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this section later than 8:00 p.m. but prior to 11:59 p.m. Eastern time on such date, (iii) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

11. **Lost or Mutilated Preferred Stock Certificate.** Upon receipt of evidence reasonably satisfactory to the Company (and an affidavit of the registered Holder shall be deemed satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series B Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Company (provided that if the Holder is a financial institution or other institutional investor, its own agreement will be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Company will, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

12. **Headings.** The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and will not be deemed to limit or affect any of the provisions hereof.

13. **Definitions.** For purposes of this Certificate of Designation, the following terms shall have the following meanings:

a. "Deemed Liquidation Event" means (a) a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting company or if the surviving or resulting company is a wholly owned subsidiary of another company immediately following such merger or consolidation, the parent company of such surviving or resulting company; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related

transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company

b. "Trading Day" means any day on which the Common Stock is traded on the Trading Market; provided that it shall not include any day on which the Common Stock is (i) scheduled to trade for less than 5 hours, or (ii) suspended from trading.

c. "Trading Market" means the OTC Bulletin Board, OTC Markets, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the NYSE Amex, or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

d. "VWAP" means, for any Trading Day, the volume-weighted average price, calculated by dividing the aggregate value of Common Stock traded on the Trading Market during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of Common Stock traded on the Trading Market for such Trading Day.